NEWS

For Further
Information
Contact:

William R. Jellison                            FOR IMMEDIATE RELEASE
Senior Vice President and
Chief Financial Officer
(717) 849-4243


                           DENTSPLY International Inc.
                  Reports First Quarter 2006 Sales and Earnings


York, PA - May 3, 2006 -- DENTSPLY International Inc. (NASDAQ-XRAY) today announced sales and earnings for the quarter ended March 31, 2006. Net sales increased 5.9% to $431.0 million compared to $407.0 million reported for the first quarter of 2005. Net sales, excluding precious metal content, increased 3.9% in the first quarter of 2006, compared to 2005. Sales, in the first quarter of 2006, were positively affected by stronger European internal growth, but negatively impacted by a stronger U.S. dollar compared to the same period last year.

Net income for the first quarter of 2006 was $50.0 million, or $0.62 per diluted share, an increase of 3.3% compared to income of $49.0 million, or $0.60 per diluted share in the first quarter of 2005. Net income in the first quarter of 2006 included the net of tax impact of both expensing stock options of $3.2 million, ($0.04 per diluted share), and of restructuring costs of $3.1 million ($0.04 per diluted share).

On a pro forma basis, earnings, excluding restructuring costs but including the expensing of stock options in both periods, which constitutes a non-GAAP measure, were $53.1 million or $0.66 per diluted share in the first quarter of 2006, compared to $46.4 million or $0.56 per diluted share in the first quarter of 2005. This is a 17.9% increase in diluted earnings per share. For a reconciliation of this non-GAAP measure to earnings per share calculated according to GAAP, see the attached table.

Gary Kunkle, Chairman and Chief Executive Officer, commented "We are pleased to see an improvement in the German market, during the first quarter. While we do not expect 2006 will return to 2004 levels in Germany, we do expect our European growth to benefit from improvements in this important region throughout most of 2006."

Mr. Kunkle also stated, "We are also experiencing continued strong performance in the all ceramic section of our prosthetics business, orthodontics and our implant businesses, as we continue to gain market share in these important categories. These positive trends along with other initiatives give us confidence in maintaining our earnings guidance of $2.80 - $2.85 per diluted share for 2006, including the expensing of stock options, but excluding restructuring charges."


A conference call has been scheduled for Thursday, May 4 at 8:30 AM Eastern Time. A live broadcast is available through Thomson Financial Services by accessing DENTSPLY's website at www.dentsply.com. The Conference ID # is 8260278. In order to participate in the call, dial (877) 885-5820 (for domestic calls) and (706) 643-9578 (for international calls). At that time, you will be able to discuss the First Quarter Earnings with DENTSPLY's Chairman and Chief Executive Officer, Mr. Gary Kunkle; President and Chief Operating Officer, Mr. Bret Wise; and Senior Vice President and Chief Financial Officer, Mr. William Jellison.

An on-line rebroadcast, as well as a transcript of the conference call, will be available to the public following the conference call at the DENTSPLY website: www.dentsply.com. A replay will be available for one week following the conference call at (800) 642-1687 (for domestic calls) and (706) 645-9291 (for international calls).


DENTSPLY designs, develops, manufactures and markets a broad range of products for the dental market. The Company believes that it is the world's leading manufacturer and distributor of dental prosthetics, precious metal dental alloys, dental ceramics, endodontic instruments and materials, prophylaxis paste, dental sealants, ultrasonic scalers, and crown and bridge materials; the leading United States manufacturer and distributor of dental handpieces, dental x-ray film holders, film mounts and bone substitute/grafting materials; and a leading worldwide manufacturer or distributor of dental injectable anesthetics, impression materials, orthodontic appliances, dental cutting instruments and dental implants. The Company distributes its dental products in over 120 countries under some of the most well established brand names in the industry.

DENTSPLY is committed to the development of innovative, high quality, cost-effective new products for the dental market.

This press release contains forward-looking information (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding future events or the future financial performance of the Company that involve substantial risks and uncertainties. Actual events or results may differ materially from those in the projections or other forward-looking information set forth herein as a result of certain risk factors. These risk factors include, without limitation; the continued strength of dental markets, the timing, success and market reception for our new and existing products, uncertainty with respect to governmental actions with respect to dental products, outcome of litigation, continued support of our products by influential dental professionals, and changes in the general economic environment that could affect our business. Changes in such assumptions or factors could produce significantly different results.

For an additional description of risk factors, please refer to the Company's Annual Report on Form 10-K and its subsequent periodic reports on Forms 10-Q filed with the Securities and Exchange Commission.

Non-GAAP Financial Measures

DENTSPLY believes that the non-GAAP financial information provided in this release may be useful to investors for comparison purposes because the Company has historically provided similar information. The non-GAAP financial information should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP.

                     DENTSPLY INTERNATIONAL INC.
                 CONSOLIDATED STATEMENTS OF INCOME
               (IN THOUSANDS EXCEPT PER SHARE DATA)


                                               THREE MONTHS ENDED
                                                    MARCH 31,
                                              ----------------------

                                                 2006        2005
                                              ----------  ----------
NET SALES                                     $ 430,996   $ 406,975
NET SALES - Ex Precious Metals                  383,761     369,336

COST OF PRODUCTS SOLD                           210,860     198,034

GROSS PROFIT                                    220,136     208,941
 % OF NET SALES                                   51.1%       51.3%
 % OF NET SALES - Ex Precious Metals              57.4%       56.6%

SELLING, GENERAL &
ADMINISTRATIVE EXPENSES                         145,431     138,548

RESTRUCTURING COSTS                               4,697         268
                                              ----------  ----------

INCOME FROM OPERATIONS                           70,008      70,125
 % OF NET SALES                                   16.2%       17.2%
 % OF NET SALES - Ex Precious Metals              18.2%       19.0%

NET INTEREST AND OTHER INCOME                    (1,201)       (225)
                                              ----------  ----------


PRE-TAX INCOME                                   71,209      70,350

INCOME TAXES                                     21,205      21,301
                                              ----------  ----------

NET INCOME                                       50,004      49,049
                                              ==========  ==========
 % OF NET SALES                                   11.6%       12.1%
 % OF NET SALES - Ex Precious Metals              13.0%       13.3%

EARNINGS PER SHARE
   -BASIC                                        $ 0.63      $ 0.61
   -DILUTIVE                                     $ 0.62      $ 0.60

DIVIDENDS PER SHARE                            $ 0.0700    $ 0.0600

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
   -BASIC                                        78,999      80,703
   -DILUTIVE                                     80,530      82,289

                           DENTSPLY INTERNATIONAL INC.
                            CONDENSED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                  MARCH 31,       DECEMBER 31,
                                                    2006              2005
                                                -------------    --------------
ASSETS

CURRENT ASSETS:
  CASH AND CASH EQUIVALENTS                         $ 412,719         $ 434,525
  ACCOUNTS AND NOTES RECEIVABLE-TRADE, NET            275,106           254,822
  INVENTORIES, NET                                    226,442           208,179
  OTHER CURRENT ASSETS                                149,859           132,517
                                                  -----------       -----------
     TOTAL CURRENT ASSETS                           1,064,126         1,030,043

PROPERTY,PLANT AND EQUIPMENT, NET                     309,825           316,218
GOODWILL, NET                                         945,461           933,227
IDENTIFIABLE INTANGIBLES ASSETS, NET                   67,707            68,600
OTHER NONCURRENT ASSETS, NET                           55,035            59,241
                                                  -----------       -----------

TOTAL ASSETS                                      $ 2,442,154       $ 2,407,329
                                                  ============      ===========


LIABILITIES AND STOCKHOLDERS' EQUITY:

CURRENT LIABILITIES                                 $ 778,267         $ 741,234
LONG-TERM DEBT                                        186,861           270,104
OTHER LIABILITIES                                     123,610           111,311
DEFERRED INCOME TAXES                                  43,757            42,912
                                                   ----------       -----------
    TOTAL LIABILITIES                               1,132,495         1,165,561

MINORITY INTEREST IN CONSOLIDATED SUBSIDIARIES            183               188
STOCKHOLDERS' EQUITY                                1,309,476         1,241,580
                                                  -----------       -----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY        $ 2,442,154       $ 2,407,329
                                                 ============       ===========

                                 DENTSPLY INTERNATIONAL INC.
                             (IN THOUSANDS EXCEPT PER SHARE DATA)


Earnings Summary:

The following tables present the reconciliation of reported GAAP net income/(loss) in total and on a per share basis to the non-GAAP financial measures.

Three Months Ended March 31, 2006:

                                                            Income       Diluted
                                                          (Expense)     Per Share
                                                         ------------- -------------
Net Income                                                  $   50,004       $  0.62

Restructuring Costs                                              3,054          0.04
                                                         ------------- -------------
Adjusted Non-GAAP Earnings                                    $ 53,058       $  0.66
                                                         ============= =============



Three Months Ended March 31, 2005:

                                                            Income        Diluted
                                                          (Expense)      Per Share
                                                      ---------------  -------------
Net Income                                                   $ 49,049         $ 0.60

Stock-Based Compensation Expense                               (2,773)         (0.03)

Restructuring Costs                                               164           0.00

Rounding                                                            -          (0.01)
                                                        -------------  -------------
Adjusted Non-GAAP Earnings                                   $ 46,440         $ 0.56
                                                        =============  =============